News Release

QEP MIDSTREAM PARTNERS CLOSES ACQUISITION OF MEMBERSHIP INTERESTS IN GREEN RIVER PROCESSING FROM QEP RESOURCES FOR $230 MILLION
DENVER, CO July 1, 2014 - QEP Midstream Partners, LP (NYSE:QEPM) (the “Partnership”) today announced that it has acquired 40% of the outstanding membership interest in Green River Processing, LLC (“Green River Processing”) for $230 million in cash from QEP Field Services Company, a wholly owned subsidiary of QEP Resources, Inc. (NYSE: QEP) (“QEP”). This transaction represents the Partnership’s first acquisition following its initial public offering in August 2013. The acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow per unit. The Partnership used cash on hand and proceeds from its $500 million credit facility to fund the acquisition.
Green River Processing owns the Blacks Fork natural gas processing complex and the Emigrant Trail natural gas processing plant located in southwest Wyoming. These assets consist of four natural gas processing plants with total processing capacity of 890 MMcf per day, and natural gas liquids (“NGLs”) fractionation capacity of 15,000 bbl per day with interconnects to six interstate natural gas pipelines, and direct pipeline access to the Mt. Belvieu and Conway NGL markets. In 2013, total natural gas inlet volumes for Green River Processing were approximately 201 million MMBtu, of which 65% were processed under fee-based processing agreements and 35% were processed under keep-whole processing agreements.
The acquisition closed on July 1, 2014 with an effective date of July 1, 2014. The terms of the acquisition were approved by the Board of Directors of the General Partner, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors. The Conflicts Committee was advised by Tudor, Pickering, Holt & Co. regarding financial matters and Andrews Kurth LLP regarding legal matters.

About QEP Midstream Partners, LP

QEP Midstream Partners, LP is a master limited partnership formed by QEP Resources, Inc. to own, operate, acquire and develop midstream assets. The Partnership provides midstream gathering and processing services to QEP and third-party companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.

Cautionary Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. These forward-looking statements include statements regarding the relative benefits to the parties and equity interest holders resulting from the transaction and the operational and performance metrics of the Green River Processing assets. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including the price of natural gas, oil and NGLs, the inability of the parties to satisfy the conditions to the transaction, disruptions of any party’s ongoing business, weather conditions, global geopolitical and macroeconomic factors, the U.S. federal budget, acts of terrorism, and the other risks discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Risk Factors section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013. The Partnership undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on its website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

QEP Midstream Partners, LP
Greg Bensen	Brent Rockwood
Director, Investor Relations	Director, Communications
303-405-6665	303-672-6999